EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined statement of operations of Lutu International Biotechnology Limited, (“Lutu International” or the "Company") gives effect to the merger of Lutu International and Green Vision Biotechnology Corp. ("GVBT") as if such transaction occurred at the beginning of the periods presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 is derived from the audited financial statements of Lutu International for the year ended December 31, 2016 and unaudited financial statements of GVBT for the twelve months ended December 31, 2016.

The unaudited pro forma condensed combined balance sheet at December 31, 2016 gives effect to the Merger of Lutu International and GVBT as if such transaction occurred on December 31, 2016.  The unaudited pro forma condensed combined balance sheet is derived from the audited balance sheets of Lutu International as of December 31 2016 and unaudited balance sheet of GVBT as of December 31 2016.

The unaudited pro forma condensed combined financial data do not reflect the effects of any anticipated changes to be made by Lutu International in its operations from the historical operations and are presented for informational purposes only and should not be construed to be indicating (i) the results of operations or the financial position of Lutu International that actually would have occurred had the proposed merger been consummated as of the dates indicated or (ii) the results of operation or the financial position of Lutu International in the future.

The proposed Merger is expected to be accounted for as a reverse merger and it is the intention of the parties to discontinue the operations of GVBT immediately upon closing.

The following pro forma condensed combined financial data and notes are qualified in their entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operation," the consolidated financial statements and notes thereto of Lutu International and other historical information included elsewhere in this filing.

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Green Vision Biotechnology Corp.

Proforma Condensed Combined Balance Sheet

As of December 31, 2016

				Pro Forma
	Lutu International	GVBT	Adjustments	Combined
	(Audited)	(Unaudited)		(Unaudited)
Assets
Cash and cash equivalents	$518,849	$-	$-	$518,849
Accounts receivable, net	791,800			791,800
Inventories	231,976			231,976
Advance to suppliers	53,220			53,220
Other receivables	106,149			106,149
Amount due from related parties	1,814,133			1,814,133
Property, plant and equipment	3,117,449			3,117,449
Intangible assets	864,981			864,981
Long term lease prepayment	20,005			20,005
Total assets	$7,518,562	$-	$-	$7,518,562

Liabilities and stockholders’ deficit
Accounts payable	$146,222	$-	$-	$146,222
Advance from customer	11,511			11,511
Other payable	183,212			183,212
Other tax payable	27,233			27,233
Accrued expenses	118,560	7,218		125,778
Amount due to related parties	6,419,136	82,365		6,501,501
Amount due to holding company	3,943,856			3,943,856
Total liabilities	10,849,730	89,583	-	10,939,313

Stockholders’ deficit:
Common stock	100	60,790	(100)	60,790
Additional paid in capital	42,780	(16,862)	100	26,018
Accumulated other comprehensive loss	(174,098)			(174,098)
Accumulated deficit	(3,199,950)	(133,511)		(3,333,461)
Total stockholders’ deficit	(3,331,168)	(89,583)	-	(3,420,751)
Total liabilities and stockholders’ deficit	$7,518,562	$-	$-	$7,518,562

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Green Vision Biotechnology Corp.

Proforma Condensed Combined Statement of Operations

For the Year/Twelve Months Ended December 31, 2016

	Lutu International	GVBT	Adjustments	Pro Forma Combined
	(Audited)	(Unaudited)		(Unaudited)

Revenues	$1,276,722	$-	$-	$1,276,722

Cost of revenue	944,987	-		944,987

Gross profit	331,735	-		331,735

Selling, general and administrative expenses	1,378,405	58,466		1,436,871

Loss from operations	(1,046,670)	(58,466)		(1,105,136)

Other expenses	(3,227)	-		(3,227)

Loss from operations before income taxes	(1,049,897)	(58,466)		(1,108,363)

Income tax provision	-	-		-

Net loss	(1,049,897)	(58,466)		(1,108,363)

Other comprehensive loss:
Foreign currency translation loss	(122,997)	-		(122,997)

Comprehensive loss	$(1,172,894)	$(58,466)	$-	$(1,231,360)

Per share information – basic and fully diluted:
Weighted average shares outstanding, basic and diluted				60,790,000
Net loss per share, basic and diluted				$(0.02)

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Green Vision Biotechnology Corp.

Notes to Condensed Combined Proforma Financial Statements

Note 1.  Description of the Transaction

On May 12, 2017, Green Vision Biotechnology Corp., a Nevada corporation (“GVBT”), entered into separate Investment Agreements (the “Investment Agreements”) with 3 shareholders (the “Investors”) of Lutu International Biotechnology Limited a Cayman Islands corporation (“Lutu International”) who are the owners of one hundred percent (100%) of the outstanding shares of Lutu International.  Pursuant to the terms of the Investment Agreements, each of the Investors agreed to make a direct investment in GVBT in the form of a contribution to GVBT of all shares of common stock of Lutu International owned by the Investor (“Lutu International Shares”), and GVBT agreed to issue to each of the Investors approximately 1,000,000 shares of common stock of the Registrant for each Lutu International Cayman Share invested in GVBT Nevada.  At the time of closing under the Investment Agreements, the Investors will invest a total of 100 Lutu International Cayman Shares (representing 100% of the outstanding stock of Lutu International) in GVBT, by transferring ownership of such shares to GVBT, and GVBT will issue a total of 100,000,000 shares of common stock of GVBT to the Investors in exchange for their Lutu International Cayman Shares.   The effect of the transaction will be to make Lutu International and its subsidiaries wholly-owned subsidiaries of GVBT, and to cause a change of control of GVBT.  Upon the completion of the closing, the Investors will own a total of 100,000,000 shares of common stock of GVBT representing 62.2% of its issued and outstanding common stock.

The transaction is being accounted for as a “reverse merger,” since the stockholders of Lutu International will own a majority of the outstanding shares of GVBT’s common stock immediately following the completion of the transaction.  Lutu International is deemed to be the accounting acquirer in the reverse merger.  Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements for periods prior to the transaction will be those of Lutu International and its subsidiaries, and will be recorded at the historical cost basis of Lutu International.  After completion of the transaction, GVBT’s consolidated financial statements will include the assets and liabilities of GVBT and Lutu International and its subsidiaries, the historical operations of Lutu International and its subsidiaries, and the operations of GVBT from the closing date of the transaction.

Note 2.  Presentation

The proforma condensed combined financial statements gives effect to the transaction as if occurred at the beginning of the periods presented.

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